Exhibit 10.12

CA-SF Form: February 24, 2019

OURARING INC.

August 13, 2023

415 Mission Street, 37th Floor

San Francisco, CA 94105

Dear Sean,

Welcome! We are pleased to confirm our offer of employment at Ouraring Inc., a Delaware corporation. The following sets forth the terms and conditions of your employment with Ouraring Inc. (the “Company” or “Ouraring”). Please carefully review the attached and indicate your acceptance of this agreement by signing below.

1.

At-Will Employment. Your employment with the Company is for no specified term and is at the mutual consent of both you and the Company. Specifically, your employment will be on an “at will” basis, meaning that either you or Ouraring may terminate the employment relationship with or without cause at any time, with or without notice. There are no express or implied agreements contrary to the foregoing and no one other than the CEO of the Company has any authority to enter into an employment agreement for a specified period of time or to make any agreement that is contrary to the foregoing. Further, any such agreement by the CEO must be in writing and fully executed by both the employee and the CEO. While we understand that it is not required, as a professional courtesy, we request that all separating employees provide a minimum of two weeks’ notice of their separation from employment.

2.

Title and Duties and Salary. Your job title shall be CFO (Chief Financial Officer) and you will be based in Los Angeles, CA, reporting to the Company’s San Francisco location. Your first day of employment will start on September 18, 2023. During your employment with the Company, your principal duties, and responsibilities shall be as are customarily associated and expected with such position, including but not limited to:

•

Direct and oversee the financial activities of the company globally: including Treasury, Compliance, Reporting, Forecasting, Expense Management, Financial Planning and Analysis, Investor Relations, Board Process, Expense Management, and Corporate Development

•	Lead and develop the global Finance team for Oura, across Finland and the United States, across all Finance functions

•	Act as a strategic partner to the CEO

•	With the CEO and COO, own the agenda, preparation, and processes for the Board Meeting

•	Own the agenda, preparation, and reporting for the Audit Committee

•	With the CEO, set financial objectives, expense envelopes, and budgets for the company

•	Partner with the CEO, COO, and other company leaders to integrate financial perspectives into business planning and operations

•	Direct and oversee the company forecast process and outcomes, from a revenue, expense, manufacturing, and operational standpoint

•	Develop, implement and oversee financial processes and systems that enable the company to scale, taking into account compliance, speed, efficiency, and global coverage

•	Drive continuous improvement of operations

•	Lead the company’s efforts in fundraising and investor relations

•	Oversee financial reporting and IT systems, ensuring compliance with relevant regulatory entities in Finland and the United States

•	Lay the groundwork for IPO readiness

You shall also perform such additional services and duties for the Company as the Company and/or its CEO & COO and whomever they may designate. You agree to hold such offices as may be assigned to you from time to time by the Company, reasonably consistent with your then position, and to devote substantially all of your full time, energies and best efforts to the performance thereof.

This role will require travel. At a high level, travel expectations are as follows:

•

In-person participation at all meetings of the Board of Directors (except those which may be conducted telephonically), typically in San Francisco, typically five times a year, to be scheduled in advance;

•	Regular visits to the San Francisco office, approximately twice a month;

•	At least one visit to Finland per year.

Business travel will be reimbursed according to company policy, as described below.

During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of a Company Officer, from serving on the boards of directors of companies that are not competitors to the Company or to Company Affiliates, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Ouraring. For purposes of this Agreement, the Company’s “Affiliate(s)” shall include any entity that now or hereafter directly or indirectly controls, is controlled by, or is under common control with the Company, including Oura Health Oy, a Finnish corporation.

3.	Salary and Equity. Your annualized starting salary will be at the rate of $390,000, payable on a semi-monthly basis in accordance with the regular payroll practices of the Company.

In addition, and subject to the approval of the Board of Directors (the “Board”) of Oura Health Oy, you may be eligible under a company 2023 Employee Incentive Plan for an incentive with an intended value of up to 30% of your base salary in the form of Restricted Stock Units (RSUs), contingent on company, team, and individual performance in 2023. If applicable, this will be prorated based on your start date.

Furthermore, subject to the approval of the Board of Directors (the “Board”) of Oura Health Oy, a Finnish corporation and the Company’s sole stockholder (“Parent”), you will be eligible for an award of restricted stock units (“RSUs”) for the Company’s common shares under the Company’s 2022 Share Option and Grant Plan (the “Plan”), with a value of $14,260,000 (the “Award”), with such value converted into a number of common shares of the Company as determined by the Board in its full discretion at the time of grant. The Grant will be subject to the terms and conditions applicable to RSUs granted under the Plan and the applicable RSU agreement (the “RSU Agreement”). The RSUs will vest based on the achievement of both performance and time-based vesting prior to the expiration date, with the performance-based vesting to occur on the first to occur of the following during your employment relationship with Oura: Parent’s Initial Public Offering or a Sales Event (each term as defined in the Plan). You will vest in 20% of the RSUs granted after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 48 months of continuous service, as described in the RSU Award Agreement.

4.

Sign on Bonus. We are pleased to offer you a sign-on bonus of $100,000 (to be taxed as income) and payable on your first pay cycle after joining the company. If you elect to voluntarily resign or terminate your employment with the Company within twelve months of the effective date of employment, you will be expected to reimburse the Company for the pro-rated amount based on the length of time you were employed by the Company (see attached Bonus Payback Agreement).

5.

Fundraising and Profitability incentive. In addition, for three (3) years from your first day of employment, you will be eligible for a one-time fundraising bonus of $400,000, payable in a lump sum, in accordance with the regular payroll practices of the Company upon either:

a) the completion of a financing event bringing new capital into the Oura Health Oy of not less than two hundred million dollars ($200,000,000) at a price per share of Oura Health Oy (or any successor entity) of not less than $14.26, OR

b) the conclusion of a complete fiscal year during which Oura Health Oy is profitable on an EBITDA basis, before any charges for Stock Based Comp are applied, as reported in the company’s audited financial statements. For the avoidance of doubt, the amount of the calculated EBITDA profitability before Stock Based Comp must be greater than the $400,000 incentive, or else the bonus will not be earned.

This one-time bonus will be earned and paid no less than 90 days after either of the conditions in 4. a) or 4. b) are met, and will be subject to the approval by the Board.

6.

Change in Control. Notwithstanding the foregoing and subject to approval by the Board, if within twelve (12) months of a Change in Control (i.e., acquisition) you (a) are terminated without cause or (b) terminate your employment for good reason (to be determined in the sole discretion of Company), the vesting period shall accelerate and one hundred percent (100%) of all then-unvested shares shall become fully vested and subject to purchase, as applicable.

7.

Severance. Upon the termination of your employment by the Company without Cause subject to (i) your continued compliance with the obligations under the Employee Proprietary Information and Inventions Agreement and any other restrictive covenant agreement with the Company, and (ii) your timely execution and non-revocation of a separation agreement and release of claims in favor of the Company and its affiliates in a form and manner as attached hereto within 60 days of the date of termination (the “Severance Conditions”), the Company shall pay you a severance benefit (the “Severance Benefit”) consisting of cash payments in the form of continuation of your base salary at the rate in effect at the time of termination, less applicable withholdings, for a period of six (6) months following your termination of employment; provided, however, if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Benefit shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination before the separation agreement became effective. The Severance Benefit shall be payable in accordance with the Company’s standard payroll practices during the applicable period following the effective date of the termination, less all applicable deductions and required withholdings. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.

Benefits. You will be eligible to participate in employee benefit plans made available to full-time employees of the Company, subject to plan terms, generally applicable Company policies, and applicable law. You should note that the Company may modify benefits from time to time as it deems necessary and in accordance with applicable law.

The Company will provide plan documents pertaining to its group health coverage upon request.

9.

D&O Insurance. During the period of your employment and for at least six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you in your capacity as an officer of the Company.

10.

Vacation and Sick Pay. In addition to the other benefits described above, you are entitled to 20 days of vacation per year. Vacation is accrued on a semi-monthly basis, beginning on your first day of employment at the rate of 6.7 of hours per pay period. Since the Company encourages employees to take a vacation, we do not allow employees to accrue more than 1.5 times their yearly accrual. In your case, the maximum accrual would be 30 days, and if you reach the maximum accrual, you will not accrue any additional vacation time until you use some vacation. Any unused, accrued vacation will be paid out upon termination.

The Company also provides its employees with paid sick leave, in compliance with California law and the San Francisco Paid Sick Leave Ordinance. You will be provided with information regarding paid sick leave on your first day of work. Unless otherwise required by law, unused paid sick leave is not accrued and will not be paid out at the time of termination. In addition, you are entitled to 8 wellness days per year.

11.

Business Expenses. You may incur reasonable and necessary expenses in connection with the performance of your job duties, including expenses for entertainment, travel, and similar items. Such expenses (including travel) should be pre-approved by the Company’s CEO. The Company shall reimburse you for all reasonable and necessary business expenses after you present an itemized account of such expenditures (with receipts), pursuant to Company policy. Mileage reimbursement – to the extent it is reimbursable – shall be at the rate set forth by the IRS yearly.

12.

Restrictive Covenants. You acknowledge and agree that the Company is making a substantial investment in agreeing to the terms and conditions of this offer and that it is fair and appropriate that the Company not be the subject of unfair competition by you during your employment or thereafter in the event that your employment ceases. Further, you acknowledge and agree that the Company would not agree to this offer without protections from any such unfair competition.

You agree that during your employment, and for 12 months after the end date of your employment, with the Company or any of its Affiliates, you will not, on behalf of yourself or on behalf of any other person, firm, or corporation:

1.

solicit an employee of the Company or any Company Affiliates to leave the employ of the Company or any of its Affiliates or to become employed by any person, firm or corporation engaged in competition with the Company or any of its Affiliates;

2.

call on or solicit in any manner any customer of the Company or any of its Affiliates with which you have had any dealings of any kind or whom you contacted during the course of your employment with the Company or any of its Affiliates for the purpose of either (i) doing business of the type done by the Company or any Company Affiliates, or (ii) reducing their business relationship with the Company or its Affiliates; or

3.	solicit or induce, directly or indirectly, any investor or potential investor of the Company or any of its Affiliates to terminate or reduce its relationship with the Company or its Affiliates.

You further acknowledge and agree that, as a result of your employment with the Company, you have access to the Company’s trade secrets, and must only use the Company’s trade secrets for the benefit of the Company. Accordingly, you are prohibited from using the Company’s trade secrets – including, but not limited to, current and prospective client or investor lists– indefinitely after your employment with the Company ends.

a.

You further acknowledge and agree that you have an ongoing duty after your employment with the Company ends to refrain from using or disclosing the Company’s trade secrets to benefit a competing business.

b.

You further acknowledge and agree that the trade secrets to which you have access through your employment with the Company derive independent economic value from their secrecy and that the Company has made reasonable efforts to maintain their secrecy.

c.

The Company reserves any and all rights to protect its trade secrets during and after your employment to the furthest extent allowable by law, including but not limited to, seeking injunctive relief or monetary damages.

You further agree that, for a period of six (6) months after the termination of your employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, you will not disrupt, damage, impair or interfere with the Company by “raiding” Company employees. Accordingly, you will not:

a.

Solicit, induce, or encourage the resignation or relationship termination of, any employee of the Company or any Company Affiliate with whom you worked at the Company or of whom you became aware of during the course of your employment with the Company.

You acknowledge that the foregoing limitations are reasonable under the circumstances and you further represent that your fulfillment of the obligations set forth in this paragraph shall not cause you any substantial economic hardship or render you unemployable within the industry.

13.

Non-Disparagement. You will not at any time knowingly make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its Affiliates or its or their businesses, or any of their respective employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This provision does not in any way restrict or impede you from exercising your constitutionally protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You shall promptly provide written notice of any such order to the Company.

14.

Proprietary and Confidential Information. You agree that during and after employment with the Company, you will not directly or indirectly disclose to or use for the benefit of anyone other than the Company any of the Company’s trade secrets, confidential, or proprietary information to which you had access, or that you learned or that originated while you were employed by the Company. This Agreement shall not be effective until you have executed and delivered a copy of the Employee Proprietary Information and Invention Agreement (attached and incorporated herein as Exhibit A).

15.

No Violations of Rights of Third Parties. You warrant that your performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you prior to your employment with the Company. You agree not to disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. You further warrant that you are not a party to any other agreement that will interfere with your full compliance with this Agreement. You also agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

16.

Employment Authorization. Your employment is contingent upon verification of your identity and authorization to work in the United States for Ouraring. You must comply with the applicable U.S. Citizenship and Immigration Services (USCIS) employment verification requirements. To that end, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of your start date, or our employment relationship with you may be terminated.

17.

Arbitration Agreement. As a further condition of employment, you are required to review and execute a copy of the Dispute Resolution Agreement (attached and incorporated herein as Exhibit B). This agreement shall not be effective until you have executed and delivered back to the Company a copy of Exhibit B.

18.

Severability. The provisions of this Agreement are divisible; if any of the provisions is deemed invalid or unenforceable, that provision shall be deemed limited to the extent necessary and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

19.

Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

20.

Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of California, without regard to the application of the principles of conflicts of laws of any jurisdiction.

21.

Entire Agreement. This offer letter, along with the Employee Proprietary Information and Invention Agreement (attached and incorporated herein as Exhibit A) and the Dispute Resolution Agreement (attached and incorporated herein as Exhibit B), constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Ouraring concerning your working relationship with the Company or your employment.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and sign and date the Employee Proprietary Information and Invention Agreement, and return both to Tom Hale by Monday August 14th, 2023 at 5pm PT. Please feel free to contact Judy Gilbert or Tom Hale if you have any questions about this employment offer or any point covered in this agreement. We look forward to working with you as a member of our team.

Very truly yours,

/s/ Tom Hale

Tom Hale

Chief Executive Officer

Dated:     August 11, 2023

Signed:    s/ Tom Hale /s

Ouraring Inc.

I hereby agree to the terms of this offer letter and accept employment with Ouraring Inc. I understand and agree that this letter, along with the Employee Proprietary Information and Invention Agreement (attached and incorporated herein as Exhibit A), supersedes any and all prior representation or agreements, whether written or oral. I also agree that the terms of the employment set forth in this letter may not be modified, except by written agreement signed by the CEO of Ouraring Inc.

Dated:	August 13, 2023

Name:	Sean Brecker

Signed:	/s/ Sean Brecker

CA-SF Form January 24, 2019

EXHIBIT A

OURARING INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT A.1

EXHIBIT B.1

LIMITED EXCLUSION NOTIFICATION

EXHIBIT C.1

OURARING INC.

TERMINATION CERTIFICATION

EXHIBIT B

DISPUTE RESOLUTION AGREEMENT